AMENDMENT NO. 38 TO MANAGEMENT AGREEMENT

This Amendment No. 38 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1, 2005, April 30, 2005, July 1, 2005, September 30, 2005, November 1, 2005, December 1, 2005, December 19, 2005, January 1, 2006, May 1, 2006, October 1, 2006, November 1, 2006, January 1, 2007, April 30, 2007, October 31, 2007, November 1, 2007, February 1, 2008, April 28, 2008, August 8, 2008, September 2, 2008, May 1, 2009, April 30, 2010, April 18, 2011, May 1, 2011 and April 30, 2012 (the “Agreement”), by and between Met Investors Series Trust (the “Trust”) and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the “Adviser”), is entered into effective the 30th day of April, 2012.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to add the following additional Portfolios:

Portfolio	Percentage of average daily net assets
JPMorgan Global Active Allocation Portfolio	0.80% on the first $250 million of such assets plus 0.75% of such assets over $250 million up to $500 million plus 0.72% of such assets over $500 million up to $750 million plus 0.70% of such assets over $750 million

Schroders Global Multi-Asset Portfolio	0.68% of the first $100 million of such assets plus 0.66% of such assets over $100 million up to $250 million plus 0.64% of such assets over $250 million up to $750 million plus 0.62% of such assets over $750 million up to $1.5 billion plus 0.60% of such assets over $1.5 billion

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 30th day of April 2012.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC

By:	/s/ Jeffrey A. Tupper	By:	/s/ Jeffrey A. Tupper
	Name: Jeffrey A. Tupper		Name: Jeffrey A. Tupper
	Title: Treasurer		Title: Vice President

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